Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK                              Shire
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


5am ET 10am GMT


                Shire files legal suit against Barr Laboratories



Basingstoke,  UK - 3 September 2003 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) announces that its subsidiary Shire Laboratories Inc. has filed a lawsuit in the US District Court for the Southern District of New York against Barr Laboratories Inc. ("Barr") for infringement of Shire Laboratories' U.S. patent No. 6,605,300 ("the '300 Patent"), which was issued on 12th August 2003.

The lawsuit results from an ANDA (Abbreviated New Drug Application) filed by Barr for a generic version of ADDERALL XR(R), pursuant to which Barr provided notice that it would seek to market its generic product before the expiration of the '300 Patent in 2018. ADDERALL XR(R) is Shire's leading extended release Attention Deficit Hyperactivity Disorder ("ADHD") medicine.

Barr cannot launch a generic version of ADDERALL XR(R) before it receives final approval of its ANDA from the FDA. The lawsuit triggers a stay of FDA approval of up to 30 months from Barr's notice to allow the court to resolve the suit. Even if Barr receives a final approval from the FDA, it cannot lawfully launch its generic version before the earlier of expiration of the stay or a district court decision in its favour.


                                      ENDS


For further information please contact:

Global (outside US and Canada)
Clea Rosenfeld - Investor Relations                     +44 1256 894 160
Jessica Mann - Media                                    +44 1256 894 280
US & Canada
Gordon Ngan - Investor Relations                        +44 1256 894 160
Michele Roy - Media                                     +1 450 978 7938



Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently has a range of projects and products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world's key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For  further   information  on  Shire,   please  visit  the  Company's  website:
www.shire.com


THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire's Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL(R)), METHYPATCH(R), XAGRID(R) and the adult indication for ADDERALL XR(R) and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.